Exhibit 10.49

Lease for Business Premises

between

GED Grundstücksentwicklungs-Gesellschaft mbH,

Henkelstr. 164

40589 Düsseldorf

(Turnover Tax No.) 106/5709/2142

- Lessor/GED -

and

Coley Pharmaceutical GmbH

Represented by

Dr. Christian Schetter, Managing Director

Elisabeth-Selbert-Straße 9

40764 Langenfeld

- Lessee -

Preliminary Remark

The Life Science Center Düsseldorf, consisting of a technology and founders centre and an office building, pursues the objective of offering young enterprises, established companies, scientific institutions and groups of researchers working in life sciences (*) and their associated technologies (**), also including service companies and institutions, an optimum platform for their further development. The investor, Gründstückgesellschaft Düsseldorf mbH (GED), rents out office and laboratory space in the technology and founders centre to the above mentioned technology-oriented and research and development-intensive user groups and in this way would like to contribute to the future orientation of the economic area of Düsseldorf and to the maintenance and creation of jobs in the high technology sector. The cooperation of the lessees of the technology and founders centre and of the office building with scientific establishments, primarily the Heinrich Heine University in Düsseldorf, also among themselves, is explicitly desired.

The Lessor offers conference and meeting rooms in the Life Science Center which can be hired by all lessees in return for a separate rent on a daily or hourly basis as required.

(*):	Biotechnology/genetic technology, medical technology, bioinformatics, medical informatics, biopharmacy, biomedicine
(**)	including information technology, laser technology, new materials, measurement technology, nano technology, optical technologies etc.

1.

Object of Lease/Purpose of Lease

1.1	Within the framework of its ground lease (Erbbaurecht), the Lessor erected the Life Science Center (“property”) on the land Merowinger Platz 1a in 40225 Düsseldorf.

1.2	With respect to this property, the Lessor shall rent to the above mentioned Lessee in the second building section the second and third storeys including the intermediate tract in the second storey in the technology and founders centre with the following floor space

Office/laboratory and social areas: 2224 square metres

The rental areas have been calculated in accordance with the guidelines on the calculation of rental areas (MF-B) of gif, Gesellschaft für Immobilienwirtschaftliche Forschung e.V., Wilhelmstr. 12, Wiesbaden.

The information on floor space does not constitute a warranted characteristic.

Deviations in floor space and changes to floor space of +/- 5% shall have no influence on the amount of the rent. Larger deviations shall cause an adjustment of the net rent, taking effect on the month following the month the actual rental area was established. Advance payments on ancillary costs shall not be affected by the adjustment.

The rental areas are marked in red in the enclosed ground plans (Appendix 1). In this respect, the ground plans serve to explain this agreement, showing the location of the rental area in the property and the adjacent areas. Other details shown in the plan are not binding.

Those areas of the plot not built on are not rented out. They may also not be used for storage or other purposes. However, the Lessee is entitled to use the communal areas to the planned extent. The wall areas on and in the building outside the rented premises are also not rented out.

1.3	The rented premises shall be used to operate offices and laboratories in the area of biopharmaceutical Research and Development. The Lessor guarantees that the use of these areas for the operation of commercial offices and laboratories is permitted. Any amendment to this purpose shall require the prior, written consent of the Lessor. The use of the rented premises for living purposes is permitted neither in whole nor in part.

Target state and target fixtures and fittings of the rented premises are listed in appendix 2 and 3 and are recognized by the Lessee as suitable for his purposes.

Insofar as the operation or the activities of the Lessee require the compliance with special safety or special supervisory and disposal requirements, the Lessee must notify the Lessor of this before entering into the lease. The Lessee shall bear the resultant costs. If later laws, ordinances, guidelines or conditions imposed by public authorities or the European Union determine an amendment to the limit values or a tightening of the safety standard and/or the building, supervisory, examination and disposal regulations, in this case the parties will discuss and resolve the situation at hand..

1.4	The Lessor shall hand over the object of lease in the state of construction specified in the description of fixtures and fittings enclosed as Appendix 2 and in accordance with the interface catalogue enclosed as Appendix 3 as well as in accordance with the room book enclosed as Appendix 4. The Lessor shall assume the costs for the internal fixtures and fittings work listed in Appendix 2 + 3 to the extent that the parties agree lessor’s responsibility to bear the cost. The cost of all fixtures and fittings work exceeding that specified in Appendix 2 + 3 shall be borne by the Lessee. Certain special fixtures/fittings, going beyond Appendix 2+3, and the cost distribution thereof, are listed in Appendix 5. The content of Appendix 2 does not constitute a warranted characteristic but is only a description of the property. Reasonable amendments shall be permitted if a good reason exists and material of the same quality and grade is used and if these do not restrict the range of use for the Lessee.

The Lessor warrants that the object of lease complies with technical construction requirements. In case that during the lease period, new stricter or improved construction or official requirements are introduced, the parties will reach mutual agreement how to proceed. The Lessee will in principle bear the cost of additional construction costs caused hereby.

The obligation of the Lessee to satisfy the official requirements pertaining to his operations at his own expense shall not apply to official approvals and conditions which refer exclusively to the structural nature of the object of lease at the start of lease in accordance with the agreed standard and purpose.

2.

Turnover Tax

2.1	With respect to renting out the object of lease and pursuant to Section 9 German Turnover Tax Act (UStG), the Lessor waived exemption from turnover tax pursuant to Section 4 No. 12a) German Turnover Tax Act (UStG) (value added tax option). As a result the value added tax at the statutory rate (currently 16%) must be paid by the Lessee in addition to the rent, ancillary costs and advance payments on ancillary costs (and on compensation for use after end of lease).

2.2

The Lessee is aware that the value-added tax option of the Lessor is only permitted under the conditions specified in Section 9 (2) German Turnover Tax Act (UStG). Section 9 (2) German Turnover Tax Act (UStG) reads as follows: “Waiving tax exemption pursuant to paragraph 1 is only admissible in the creation and transfer of hereditary building rights (Erbbaurechte) (Section 4 No. 9 letter c), in the renting out and leasing of the plot (Section 4 No. 12 letter a) and in the case of turnover described in Section 4 No. 12 letters b and c insofar as the recipient of payment uses or intends to use the plot exclusively for turnover which does not exclude input tax deduction. The entrepreneur must provide evidence of these prerequisites.”

2.3	With respect to the turnover tax option the parties to the lease make the following agreements:

The Lessee explicitly warrants that he is an entrepreneur within the meaning of the German Turnover Tax Act (UStG) and undertakes to use the object of lease exclusively for turnover which does not exclude the input tax deduction by the Lessor, in particular not to use the object of lease for living and other non-entrepreneurial purposes.

He furthermore undertakes to provide the Lessor immediately at any time when asked with those documents which permit the Lessor to satisfy his duties of proof pursuant to Section 9 (2) German Turnover Tax Act (UStG) vis-à-vis the tax authorities. To this extent the Lessor may only request the presentation of those documents and/or declarations that the competent tax authorities request from him.

If circumstances arise on the part of the Lessee or (insofar as permitted) on the part of his sub-lessees or as assumed by the tax authorities within the framework of external tax audits which affect the admissibility of the value added tax option of the Lessor, the Lessee shall be obliged to inform the Lessor of such forthwith.

In the event of subletting the Lessee shall be obliged to opt for value added tax with respect to subletting and otherwise to impose the obligations arising from paragraph 2 of this lease on the sub-lessee in the sub-lease such that also the Lessor may derive direct rights against the sub-lessee from the agreement of the Lessee with the sub-lessee (agreement in favour of third parties). The Lessee shall be responsible to the Lessor for ensuring that the sub-lessee complies with these obligations.

Insofar as and for as long as the tax authorities apply a safe limit of 5% (also recognised by the financial courts) with respect to the term “exclusive” use for turnover not excluding the input tax deduction, this limit shall restrict the exclusivity term in the provisions mentioned above.

In the event of the Lessee and/or the sub-lessee in the case of sub-letting infringing the obligations arising from paragraph 2 of this lease, the Lessee must replace all resultant damage caused to the Lessor in this respect.

3.

Period of Lease, Delivery

3.1	The object of lease pursuant to paragraph 1.2 shall be delivered on 1 May 2007 at the earliest

on 1 August 2007 at the latest.

3.2	The lease relationship for the rented unit shall commence on the date of delivering the object of lease and shall end 3 years thereafter. The Lessee shall be given the option to extend the lease relationship twice by a further 5 years respectively beyond the above mentioned end date. Both options shall come into force automatically without a special declaration being required. If the Lessee does not wish to exercise the option he must inform the Lessor of this 6 months at the latest before the respective end date. A tacit extension of the lease relationship pursuant to Section 545 German Civil Code (BGB) shall be precluded. Before expiry of the two options both parties shall undertake to conduct talks at an early date about the long-term continuation of the lease relationship.

3.3	If the delivery has not taken place by the latest date (pursuant to paragraph 3.1) the Lessee shall be entitled to terminate the lease relationship without notice after setting a period of grace of two weeks.

3.4	The lease relationship shall also start if the Lessee fails to accept the property for no reason or if the Lessee is responsible for the delay in delivery, e.g. because he failed to provide the planning documents and information necessary for the providing fittings and fixtures on the part of the Lessor in good time or because the Lessor has a right of retention due to failure to provide a letter of support (refer to paragraph 4.13).

3.5	The delivery shall be made as soon as the Lessor has provided the fixtures and fittings work specified in Appendix 2 pursuant to the interfaces catalogue in Appendix 3 such that the Lessee may start his fixtures and fittings.

Delays in the completion of trades shall not permit the Lessee to reject the delivery or demand a reduction in rent or damages from the Lessor insofar as these do not “essentially restrict” (Art. 640 I 2 German Civil Code (BGB)) the use of the object of lease. The same shall apply if work on the part of the Lessor is still to be performed in the object of lease which does not restrict its use for the Lessee.

Insofar as technically possible and does not impede the progress of construction, the Lessor shall permit the Lessee to start on its work concerning fixtures and fittings in coordination with the construction work on the part of the Lessor before delivery of the object of lease. The approval of the Lessor in this respect shall be required in writing.

3.6	When the object of lease is delivered a delivery protocol shall be drawn up and signed by both parties in which any defects or residual work shall be set out.

3.7.	The Lessor shall not charge rent for the first 3 months of the lease relationship starting from the date of delivering the object of lease. The Lessee need not pay this so that in the first 9.7 months he need only make the advance payment on ancillary costs plus value added tax.

3.8.	As from the start of delivery of the rent unit the Lessee shall be given an option for the duration of 9 months for the entire space in the second storey of the first building section of the technology and founders centre. The Lessor shall grant the Lessee a prior right to rent any available space in the second storey. The Lessor shall offer the Lessee this area without obligation on either side. The Lessee has to exercise the option in writing within max. 12 weeks after being officially informed by the Lessor. The Lessor will offer this space to the Lessee without obligo to either side.

4.

Rent, Graduated Rent, Ancillary Costs

Offset Ban, Collateral

4.1	The monthly rent for the rental area pursuant to paragraph 1.2. of this lease is as follows:

Rent for office and laboratory space 2,224 square metres (gif)	12.50 EUR/sqm	27,800.00 EUR
Advance payment on ancillary costs for 2,224 square metres (gif)	3.50 EUR/sqm	7,784.00 EUR
Total		35,584.00 EUR
plus applicable rate of value added tax (19% as of Jan 1st, 2007)		6,760.96 EUR

Total rent		42,344.96 EUR

4.2	In addition to the rent the Lessee must bear the ancillary and operating costs of the object of lease plus any applicable statutory value added tax on a pro rata basis, i.e. proportionate to the rental areas pursuant to paragraph 1.2 with respect to the total rental space of the property (paragraph 1.1), subject to the different provisions in paragraphs 4.7 and 4.8 with respect to distribution. Ancillary and operating costs shall be deemed to be all costs specified in the German Operating Costs Ordinance (Betriebskostenverordnung), as revised.

4.3	Furthermore, the Lessee shall proportionately (within the meaning of paragraph 4.2) bear the operating costs listed in the following (if present) insofar as not already covered by the German Operating Costs Ordinance (Betriebskostenverordnung).

a)	Cost of surveillance and security:

Cost of automatic locking systems (roller blinds, sliding gates), intercom systems, surveillance and security company, emergency power generators, close television surveillance, alarm systems, locking systems, door code systems;

b)	Cost of fire protection and fire fighting:

Cost of examining and servicing the fire extinguishers outside the heating system room and the rented premises (including replacement of powder), fire and smoke detector systems, wall hydrants and hose boxes, lightening protection systems;

c)	Cost of waste disposal, waste collection, waste sorting, waste volume calculation and waster compressors;

d)	Cost of heating, air-conditioning, ventilation and hot water:

cost of supply with distant heating and distant hot water and Cost of heating contracting, including cost of operating and servicing the house systems, operating, cleaning, pollution protection, servicing the ventilation, air-conditioning and heat recycling systems, operating the central hot water supply system, cleaning and servicing the hot water equipment; cost of reading the hot water metres and consumption calculations, chimney sweep;

e)	Cost of water and waste water systems

Cost of water supply and drainage of house, parking spaces and outside facilities, including garages and ancillary buildings, cost of renting and other types of using water metres, as well as costs of using them including costs for calculating and distributing, cleaning of waste water pipes, drainage and waste water ducts, gullies and drainage sieves, cost of cleaning waste water, cleaning and heating gutters, flow restrictor; cost of water consumption in the object of lease and waste water;

f)	Cost of cleaning and lighting:

Cost of cleaning and lighting the façade, including the sun protection system, of doors and windows (interior and exterior) of the community facilities, cost of road cleaning, cost of pest control, also one-off activities; cost of cleaning (including winter service) and lighting carpark, access routes and community facilities, entrance areas, staircases and corridors, lifts and community rooms such as basement, ground rooms, washroom etc., including the replacement of light bulbs and fluorescent tubes (personnel and material costs);

g)	Cost of property, liability and special insurance:

Cost of insuring the building against fire, storm and water damage including tap water damage, cost of liability insurance of the Lessor for the building, oil tank and lifts; cost of natural hazard insurance and electronic insurance;

h)	Cost of transport systems:

Cost (including full maintenance costs) for passenger and freight lifts;

i)	Personnel costs for the personnel of the common reception, as well as building technician and caretaker or cost of an external caretaker service;

j)	Cost of the ongoing public charges on the land, in particular land tax (Grundsteuer)

k)	Cost of community aerial and cable connection, telecommunication, bell and intercom systems;

l)	Cost of caring for landscaped and exterior areas including any roof landscaping;

m)	Service costs for the RWA plants, hall gates, other costs in connection with maintaining the object of lease (e.g. costs of mechanical washing facilities, heating of park deck access, backlog systems, etc.);

n)	Cost of contributions and charges;

o)	Administration and management costs, in particular cost of rent managements. These costs are set at a blanket rate of 3% of the net rent;

Insofar as the ancillary and operating costs specified in this paragraph 4.3 arise exclusively for the technology and founders centre (so-called H building), these costs shall be borne by the Lessee in relationship of the rental areas pursuant to paragraph 1.2 to the total rental area of the H building.

In the case of all technical equipment and plant listed and already contained in the BetrKV, the Lessee shall owe the costs incurred for

•	electricity;

•	the operation, monitoring and care of the systems;

•	the regular checking of operational readiness and safety;

•	adjustment by a specialist;

•	cleaning of the systems and the corresponding operating rooms;

•	checking and measurements in accordance with the applicable pollution and environmental protection laws;

•	renting or licensing of devices for recording of consumption or equipment for recording of consumption, including the costs of reading, calculation and distribution.

Material and work of the owner/Lessor through which the operating costs are saved may only be charged to the actual extent and to a maximum amount of that which would be payable to an external contractor plus value added tax.

4.4	The costs pursuant to paragraph 4.2 and 4.3 shall be accounted for once a year in retrospect by the Lessor with auditable receipts insofar as this is not directly commissioned by the Lessee pursuant to paragraph 4.7. The advance payment on ancillary costs shall be accounted for once a year in retrospect for a period of one year by the Lessor. The Lessor is at liberty to choose whether he prepares the accounts after one year in time (= 1 year starting from start of lease) or after one calendar year. If the lease relationship does not start on 1.1. of a year and if the Lessor wishes to prepare accounts in accordance with the calendar year, he may prepare accounts for the period up to 1.1. together with the subsequent calendar year. If the Lessor wishes to alter the accounting period during the lease relationship, he must inform the Lessee of this in writing at least 4 weeks prior thereto. If the Lessee moves out during an accounting period, the Lessor shall be obliged, on request of the Lessee, to take an interim reading of the metres of the consumption-dependent ancillary costs (e.g. electricity, gas, water etc.).

The Lessee may request that he inspect the accounting documents at the office of the Lessor within 3 months of receipt of the account. If the Lessee does not object to the account in writing within 3 months of receipt, the account shall be viewed to be have been deemed correct insofar as the Lessor has made explicit reference to this period and its legal consequences in the account.

The Lessor shall be at liberty to increase the advance payment for the future if the annual total of the last account exceeds the actual costs by 10% or more. The Lessee may request the adjustment for the future if the annual total of the last account falls below the actual costs by 10% or more. Any adjustment requires the concent of the other party, which may only be refused with good reason.

4.5	The contracting parties are agreed that after conclusion of lease new operating costs, taxes and charges may be imposed on the Lessor which would have been agreed as allocable to the Lessee had they been known on conclusion of lease. The Lessor shall therefore be entitled to allocate any such new operating costs of the object of lease to the Lessee.

4.6	The Lessor may extend or reduce the ancillary and operating costs to an appropriate extent if the technical requirements and the comfort levels of comparable properties in comparable locations alter. The Lessee must bear the resultant additional ancillary and operating costs insofar as he can be reasonably expected so to do. This shall include, for example, plant and equipment by virtue of stricter public-sector energy and environment provisions or new EU Directives such as recycling plants, waste water cleaning and recycling plants as well as access routes and lifts suitable for the disabled, property-specific ancillary costs which arise as a result of an increased need of the tenants for security, such as surveillance costs, porter service, video systems or higher technical requirements with respect to air-conditioning, heating or media connections.

4.7	The Lessee shall procure operationally related electricity directly for his account from the responsible utility company. Insofar as direct agreements are otherwise possible between the Lessee and the utility companies, the Lessee shall undertake to enter into any such agreements.

4.8	The Lessee shall bear the heating costs. They shall be accounted for by the Lessor in accordance with the German Ordinance on consumption-dependent charging of heating and hot water costs (HeizkV).

4.9	If land tax is not yet charged by the city of Düsseldorf for the respective accounting period or only charged on a provisional basis, on the basis of land without buildings for example, and if the final land tax notice is issued at a time at which the account for the previous years has already been prepared, the Lessor shall be entitled to charge the land tax on a pro rata basis and retrospectively after presentation of the final land tax notice. In the case of renting out of a new building, as is the case here, all accounts of the first years shall be issued subject to a subsequent demand for land tax until such times as the final tax notice has been issued. If it is possible to estimate the final tax burden, the Lessor may state an appropriate estimated amount in the annual account in order to keep the amount of the subsequent demand within reasonable limits, subject to a final account after presentation of the tax notice.

4.10	The rent and the advance payment on ancillary costs must be paid at the latest by the third working day of a month in advance without deduction. Receipt on the Lessor’s account shall be decisive for the punctuality of payment.

Account of the Lessor:

GED Grundstücksentwicklungs-Gesellschaft Düsseldorf mbH

Commerzbank Düsseldorf

Bank sort code: 300 400 00

Account No.: 4 41 24 58 01

Any amount to be paid from the annual ancillary cost account must be paid 30 days after receipt of the account by the Lessee to the above account of the Lessor; any amount of credit on the part of the Lessee must be reimbursed by the Lessor 30 days after sending the account.

4.11	The contracting parties may not offset claims arising from this lease relationship with counterclaims unless these are undisputed and have been established with legal effect.

The Lessee is aware that the Building contains empty spaces. Disturbances (noise and dirt) connected with equipping or leasing these empty spaces will be accepted by the Lessee and will not give him the right to reduce the rent.

4.12	If the Lessee defaults on payment of the rent, he shall owe at least default interest of 5 percentage points above the respective base rate. The right to assert further damages shall remain.

The Lessor is entitled to charge EUR 10.00 for every reminder if the Lessee is in default.

4.13	The Lessee shall provide the Lessor with a bank guarantee (Appendix 6) by way of security for all claims arising from the lease relationship and its termination and processing amounting to EUR 127,034.88

(3 months rent including advance payment on ancillary costs and turnover tax).

This bank guarantee must be given to the Lessor before the start of the lease. The Lessor shall have a right of retention to the object of lease if the Lessee fails to hand over the guarantee with the consequence that the Lessee must nevertheless pay rent and ancillary costs as from the start of lease.

If the Lessee fails to provide the guarantee after request by the Lessor with an appropriate period of grace, he may alternatively request a cash deposit of the same amount or terminate the lease relationship without notice after warning.

4.14	The contracting parties are agreed that the rent stated in paragraph 4.1 is to be owed as follows:

If the consumer price index of all private households for Germany as a whole, as published by the Statistical Federal Agency, rises or falls compared to the level that was pertinent to the last stipulation of the rent, and for the first time compared to the level of the index in the month of May 2007, the rent shall alter in the same percentage relationship as the index. The base year underlying the calculation is 2000 = 100. The Lessor must provide evidence of the index change on which the change in rent is based; proof must be provided when the new rent is announced. The new rent shall be payable starting from the month following the announcement by the Lessor.

If in a later index calculation other consumer circumstances are taken as basis than that at the date of concluding the lease, the index calculation on the basis of the altered consumer relationships shall be viewed to be binding. If the above mentioned index is not continued by the Statistical Federal Agency, the comparable index, possibly from the Statistical Agency of the European Community, shall be viewed to be agreed.

Any change in rent to be made by virtue of this agreement may be asserted at the earliest after expiry of 3 years, starting from the beginning of the lease, and, if the rent has already been changed, at the earliest after expiry of 3 years since the last change in rent.

5.

Insurance, Liability of Lessee and Lessor

5.1	The Lessor must insure the rented parts of the building against fire, storm and tap water damage. The Lessee must therefore inform the Lessor immediately of any damage to the object of lease resulting from fire, storm or tap water. If the Lessee fails to comply with this duty to report or fails to comply with it completely or complies with it too late, the Lessee shall be liable for Lessor’s damages.

5.2	The Lessee must take out an operational liability insurance.

5.3	The Lessee shall be liable for all damage to property and personal injury arising in the object of lease or on the plot of the Lessor during the lease period, insofar as he is culpably responsible for such.

5.4	The liability of the Lessee shall extent to all damage culpably caused to the Lessor’s object of lease by him, his personnel, or his vicarious agents.

The Lessee shall be liable for damage he culpably causes through handling fire, flammable material, water, gas, light and power systems or by failing to comply with obligations incumbent on him pursuant to this lease or in accordance with statutory or official instructions.

5.5	The Lessor shall only be liable for damage to objects the Lessee brings in due to initial defects to the building (so-called “warranty liability” of the Lessor) and similarly for damage resulting from moisture, fire, smoke or dirt to the things brought in by the Lessee, if wilful intent or negligence (albeit not minor negligence) is attributable to the Lessor, his representatives and vicarious agents, visitors or other persons entering the object of lease in connection with business operations. This shall not apply insofar as an insurance of the Lessor settles the claim.

5.6	Liability for indirect damage (e.g. lost profit) shall be precluded.

5.7	If the electricity, gas or water supply or drainage is discontinued as a result of a circumstance for which the Lessor or his vicarious agents are not responsible, or if there is a dip or change in voltage, the Lessee shall have no damage claims against the Lessor. The Lessee must take suitable technical precautions himself.

6.

Servicing, Minor Repairs, Maintenance

6.1	The Lessor shall service the technical plant and equipment in the object of lease or conclude service agreements with specialised companies and distribute the costs for this to the Lessee proportionately pursuant to paragraph 4.2 – 4.4.

6.2	The Lessor must be informed immediately of damage to the object of lease. The Lessee may not tolerate third party interference in the property of the Lessor. If the Lessee learns of any such interference he must notify the Lessor of this immediately. He shall be liable for all damage arising from failure to report this.

6.3	The Lessor shall be responsible for the maintenance and repair of roof and structures, the central technical systems (heating, lifts, air conditioning system etc.) and the window frames together with fittings, irrespective of the cost-bearing responsibility of the Lessee within the framework of the ancillary and operating costs. “Roof and structures” include: the roof, the exterior walls and facade, the load-bearing walls, the ceilings and the foundations as well as the lines laid by the Lessor in and beneath the foundation and in ceilings and walls.

6.4	Otherwise the Lessee shall be responsible for maintenance and repair of the object of lease. The Lessee must treat carefully and maintain in a functioning state all fittings and fixtures such as interior and exterior doors, door closing systems, gates, sun protection systems, all technical systems and equipment inside the object of lease such as floor coverings, air-conditioning devices, ventilation systems, heating and hot water equipment (if provided by the Lessor), as well as sanitary facilities, locks etc. Damaged panes of glass must be replaced by the Lessee. The Lessee is only responsible for maintenance and repairs if defects are caused by Lessee’s use of the lease object. The Lessee is not responsible for pre-existing defects at the begin of the lease.

7.

Structural and Other Changes

7.1	All intended structural changes will be discussed between Lessor and Lessee, to determine if these will be executed by the Lessor, and how – in this case – the cost will be charged to the Lessee, or, whether these structural changes will be Lessee’s own responsibility. The following paragraphs only refer to the latter case.

7.2	Structural changes to the object of lease may only be made by the Lessee if these have been approved by the Lessor in writing prior thereto. An approval will depend in particular on whether aspects of statics, fire protection and trade inspectorate have been taken into consideration and the Lessee also assumes the costs for official approvals and any official requirements. Changes to the outer skin of the building shall require the approval of the Lessor at all events. Any structural changes to the object of lease which cannot be easily removed after the Lessee has moved in must be approved by the Lessor in writing. The Lessor can only refuse his approval with good reason. This approval shall not replace any approvals from the building supervisory authorities which may be necessary. All costs incurred by the Lessee for this must be borne by the Lessee himself. At the end of the contractual relationship these changes are to be eliminated at the expense of the Lessee if the Lessor so requests. Lessor and Lessee will discuss whether the structural changes or fittings justify an appropriately high security for the restoration costs before starting work.

The Lessor may refuse the approval required pursuant to the above paragraphs only if he has a good reason so to do.

If house systems (water, electricity, air-conditioning etc.) are also affected by the measures, the Lessee shall assign the warranty claims against the tradesmen involved to the Lessor. The Lessee shall be liable to the Lessor for all damage culpably caused by injury to the duties incumbent on him to take due care, in particular also if supply and drainage lines, toilet, heating systems etc. are incorrectly treated and the rooms are inadequately ventilated, heated or not sufficiently protected from frost. Pipe blocks to the main pipe of a line must be eliminated by the Lessee at all events at his own expense. If, in the case of damage to or blocks in the pipes, it cannot be determined which lessee cause said damage or block, all lessees shall be joint and severally liable whose rental area is located above the point concerned. The Lessee shall be liable for damage which is culpably caused by family members, workers, employees, sub-lessees, visitors, suppliers, tradesmen etc. who are in the object of lease with his knowledge or his tolerance or at his instruction.

7.3	Signs, advertising signs of the Lessee may only be put up by the Lessee after agreement with the Lessor to the extent that is usual in the vicinity under consideration of a uniform appearance of the signs and entrance bells and only with the written approval of the Lessor – which may only be refused with good reason - and any approval from the building supervisory authority which may be necessary.

8.

Lessor’s Lien, Inspection

8.1	In order to secure his claims arising from the lease relationship the Lessor shall have a statutory lien to the objects brought in by the Lessee and subject to attachment. By virtue of his Lessor’s lien, the Lessor may prevent the removal of objects subject to the lien without recourse to the courts. If the Lessee relinquishes the object of lease, the Lessor make take the objects things into his possession if the claims of the Lessor are due in whole or in part, without threatening the sale of pledge and without meeting a deadline, and have them publicly auctioned or sold, to the degree that he is legally permitted to prevent the removal.

8.2	The Lessor and his authorised representatives are entitled to enter and inspect the object of lease at appropriate intervals in time during normal business hours and after prior announcement and agreement with the Lessee, and more frequently in the case of imminent danger also outside business hours and without prior announcement and agreement with the Lessee. The business operations of the Lessee may not be essentially impaired by this, apart from cases of imminent danger. If the Lessor sells the object of lease or if the lease relationship has been terminated, the Lessor and his authorised representatives together with the potential buyers or new lease applicants may inspect the object of lease after prior announcement and agreement with the Lessee.

9.

Collateral Agreements and Amendments to Lease

This lease contains all provisions agreed between the contracting parties with respect to the lease relationship. There are no collateral agreements. Amendments, supplements and the cancellation of this lease shall be required in writing. This shall also apply to the cancellation of the written form requirement.

10.

Special Waste and Waste Water Disposal

Soil and Groundwater Pollution

10.1	In the event of contaminated waste or waste water (e.g. acids, chemical waste, explosive and radialogically active substances, etc.), the Lessee shall be obliged to strictly observe the statutory requirements with respect to disposal. If claims are made against the Lessor under public or civil law due to any soil or groundwater pollution which has been demonstrably caused by the Lessee, the Lessee shall undertake to indemnify the Lessor without restriction against the costs of these claims. If claims are asserted against the Lessor during the lease or after the end of the lease by the public sector due to provisions of the Federal Soil Conservation Act (BbodSchG) or due to provisions of the Water Conservation Act (WHG) or due to any other environmental protection laws, the claims he has against the Lessee (e.g. pursuant to Section 24 (2) BBodSchG) shall remain even if an acceptance protocol was prepared in which the object of lease was taken back by the Lessor without complaint if at this point in time he was positively unaware of any pollution to the soil or groundwater or of any other environmental damage. In the event of any such claim, the Lessor must inform the Lessee thereof immediately in writing and on request of the Lessee and at his cost make use of all legal remedies to avert the claim insofar as the Lessee does not give the Lessor any other instructions.

10.2	The Lessee shall undertake to inform the Lessor about contaminations to the soil or groundwater and to eliminate any contamination provably caused by him which may have occurred at his expense. If it emerges at the end of the lease that contamination to the soil or the groundwater were demonstrably caused by the Lessee, the Lessor shall be entitled to have this contamination eliminated at the expense of the Lessee. Lessor and Lessee will reach agreement pertaining to the proof of damage (e.g. written expert opinion).

11.

Exclusion of Protection from Competition

The Lessor shall not grant protection from competition.

12.

Sub-letting, Change in Shareholders

Sub-letting or licensing to third parties shall only be permitted with the prior written approval of the Lessor. The Lessor may only refuse if he has a good reason so to do. A good reason shall be viewed to exist in addition to complying with the purpose pursuant to paragraph 1.3 if the sub-lessee concerned is not financially in a position to satisfy his contractual duties or there is justified concern due to facts that the sub-let constitutes a danger to the safety and order of the “Life Science Center Düsseldorf” or the reputation of the “Life Science Center Düsseldorf” would be impaired. The existence of a direct or indirect competitive relationship with the Lessor or another lessees in the “Life Science Center Düsseldorf” shall not constitute good reason.

In every case of sub-letting or licensing the Lessee shall hereby assign by way of precaution all resultant claims against the sub-lessee or third parties, particularly for payment of the rent for sub-letting, to the Lessor. The Lessor shall hereby accept the assignment.

13.

End of the Lease Relationship

13.1	The Lessee is obliged to return the object of lease as well as the accessories on the last date of the lease or the state according to Art. 7.1 relationship in accordance with the state of the object at the start of lease and in accordance with the condition set out in the fixtures and fittings description/room book. If the Lessee failed to comply with his maintenance and/or repair duties (see above Section 6.4), he must do so before the end of the lease relationship.

Any conversions or fixtures the Lessor did not approve of as well as advertising units, advertising signs and cabling must be removed and the original state or the state according to Art. 7.1 according to the building specifications restored. The resultant costs shall be borne by the Lessee. Other conversions and fixtures may remain in the property An acceptance protocol shall be drawn up on the state of the property when the property is returned.

13.2.	When the Lessee moves out he must return all keys he has had made. Otherwise the Lessor shall be entitled to have new locks fitted at the expense of the Lessee.

13.3	If the lease relationship ends by extraordinary termination on the part of the Lessor, the Lessee shall also be liable for damage the Lessor suffers by the fact that the object of lease stands empty after clearance and return by the Lessee or must be rented out more cheaply (lost rent damage). When calculating the lost rent damage the rent must be taken as basis which the Lessee would have to pay in the case of the lease relationship continuing.

13.4	If the Lessor changes by virtue of selling the object of lease, Section 566 (2) German Civil Code (BGB) shall be explicitly contracted out; the Lessor shall not therefore be liable as guarantor if a purchaser fails to satisfy his obligations arising from the lease vis-à-vis the Lessee.

14.

Severability Clause

In the event of individual provisions of this lease being and becoming null and void, or if a gap in the lease emerges at a later date, this shall not affect the provisions of the remaining lease if the law of lease itself or the rent agreement are not affected by the ineffectiveness. An appropriate provision shall be agreed instead of the ineffective provisions or to fill the gap, which comes as close as possible to that which the contracting parties would have wanted or intended within the purpose of the lease if they had considered this point.

15.

Place of Performance, Venue

15.1	Place of performance and venue is Düsseldorf.

15.2	This lease was produced and signed in duplicate. Each contracting party has received a copy (including the appendices mentioned in the lease).

Appendices:

Appendix 1: Ground planes for rental area of first and second building section

Appendix 2: Description of fixtures and fittings of the Lessor

Appendix 3: Interface catalogue of the Lessor

Appendix 4: Room Book

Appendix 5: Agreement about special fixtures/fittings

Appendix 6: Specimen bank guarantee

Düsseldorf, this 7th day of December, 2006	Düsseldorf, this 7th day of December, 2006
Lessor	Lessee

/s/ Oliver Hasenkamp GED mbH	/s/ Christian Schetter Coley Pharmaceutical GmbH

Gewerberaum - Mietvertrag

zwischen der

GED Grundstücksentwicklungs-Gesellschaft mbH,

Henkelstr. 164

40589 Düsseldorf

(Umsatzsteuernr. 106/5709/2142

- Vermieter/GED -

und der

Coley Pharmaceutical GmbH

vertreten durch den Geschäftsführer

Dr. Christian Schetter

Elisabeth-Selbert-Straße 9

40764 Langenfeld

- Mieter -

Vorbemerkung

Das Life Science Center Düsseldorf, bestehend aus einem Technologie- und Gründerzentrum und einem Office Building, verfolgt das Ziel, jungen Unternehmen, etablierten Firmen, wissenschaftlichen Institutionen und Forschergruppen, die innerhalb der Life Sciences (*) und deren assoziierten Technologien (**) tätig sind, als auch Dienstleistungsunternehmen und –institutionen eine optimale Plattform für deren Weiterentwicklung zu bieten. Der Investor, die Grundstücksgesellschaft Düsseldorf mbH (GED), vermietet im Technologie- und Gründerzentrum Büro- und Laborräume an vorgenannte technologieorientierte bzw. forschungs- und entwicklungsintensive Nutzergruppen und möchte auf diese Weise zur Zukunftsorientierung des Wirtschaftsraumes Düsseldorf und zur Erhaltung und Schaffung von Arbeitsplätzen im Hochtechnologiesektor beitragen. Die Zusammenarbeit der Mieter des Technologie- und Gründerzentrums und des Office Buildings mit wissenschaftlichen Einrichtungen vornehmlich der Heinrich-Heine-Universität-Düsseldorf und auch untereinander ist ausdrücklich gewünscht.

Der Vermieter bietet im Life Science Center Tagungs- und Besprechungsräume an, die von allen Mietern gegen gesonderte Miete bei Bedarf tage- bzw. stundenweise angemietet werden können.

(*):	Bio-/Gentechnologie, Medizintechnik, Bioinformatik, Medizinische Informatik, Biopharmazie, Biomedizin
(**)	u.a. Informationstechnologie, Lasertechnologie, Neue Materialien, Mess-technik, Nanotechnologie, Optische Technologien etc.

1.

Mietgegenstand/ Mietzweck

1.1	Der Vermieter hat am Merowinger Platz 1a in 40225 Düsseldorf im Rahmen seines Erbbaurechts am dortigen Grundstück das Life Science Center („Objekt”) errichtet.

1.2	Aus diesem Objekt vermietet der Vermieter an den vorgenannten Mieter im 2. Bauabschnitt das 2. und 3. Obergeschoß inkl. Zwischentrakt im 2. OG im Technologie- und Gründerzentrums mit:

Büro-/Labor- und Sozialfläche: 2.224 qm

Die Mietflächen wurden nach der Richtlinie zur Berechnung der Mietfläche für Büroraum (MF-B) der gif, Gesellschaft für Immobilienwirtschaftliche Forschung e.V., Wilhelmstr. 12, Wiesbaden, berechnet.

Die Flächenangaben stellen keine zugesicherte Eigenschaft dar.

Flächenabweichungen und -änderungen von +/- 5% haben keinen Einfluss auf die Höhe der Miete. Größere Abweichungen bewirken eine Anpassung der Nettomiete mit Wirkung ab dem auf die Feststellung der tatsächlichen Mietfläche folgenden Monat. Nebenkostenvorauszahlungen sind von der Anpassung ausgenommen.

Die Mietflächen gemäß sind in den beigefügten Grundrissplänen (Anlage 1) rot gekennzeichnet. Die Grundrisspläne dienen insoweit der Erläuterung dieses Vertrages, als in ihm die Lage der Mietfläche im Objekt und zu den angrenzenden Flächen aufgezeigt ist. Andere im Plan aufgeführte Details sind unverbindlich.

Nicht mitvermietet ist die nicht überbaute Grundstücksfläche. Diese darf auch nicht zu Lager- oder anderen Zwecken genutzt werden. Der Mieter ist jedoch zur Mitbenutzung der gemeinschaftlichen Flächen, im Umfang der dafür vorgesehenen Nutzung, berechtigt. Nicht mitvermietet sind ferner die Wandflächen am oder im Haus außerhalb der Mieträume.

1.3	Die Mieträume werden zum Betrieb von Büros und Laboratorien auf dem Gebiet der biopharmazeutischen Forschung und Entwicklung genutzt. Der Vermieter gewährleistet, dass die Nutzung dieser Räume für einen gewerblichen Büro- und Laborbetrieb zulässig ist. Jede Änderung dieses Nutzungszwecks bedarf der vorherigen, schriftlichen Zustimmung des Vermieters. Die Benutzung der Mieträume zu Wohnzwecken ist weder ganz noch teilweise gestattet.

Der Sollzustand und die Sollausstattung der Mieträume sind in den Anlagen 2 und 3 beschrieben und werden vom Mieter als für seinen Nutzungszweck tauglich anerkannt.

Sofern der Betrieb oder die Tätigkeit des Mieters die Einhaltung besonderer Sicherheits- oder besondere Überwachungs- und Entsorgungsvorschriften erfordern, hat der Mieter dies dem Vermieter vor Vertragsabschluss anzuzeigen. Der

Mieter trägt die dadurch entstandenen Kosten. Wenn spätere Gesetze, Verordnungen, Richtlinien oder Auflagen der öffentlichen Hand oder der Europäischen Union eine Änderung der Grenzwerte oder eine Verschärfung des Sicherheitsstandards und/oder der Bau-, Überwachungs-, Prüfungs- und Entsorgungsvorschriften bestimmen, dann werden die Parteien gesonderte Gespräche aufnehmen.

1.4	Der Vermieter wird das Mietobjekt in dem Ausbauzustand gemäß der in der Anlage 2 beigefügten Ausstattungsbeschreibung und dem in der Anlage 3 beigefügten Schnittstellenkatalog sowie dem von Coley Pharmaceutical GmbH als Anlage 4 beigefügten Raumbuch übergeben. Der Vermieter übernimmt die Kosten der in Anlage 2 und 3 aufgelisteten Ausbauleistungen, soweit eine Kostentragungspflicht für den Vermieter dort vereinbart ist. Die Kosten sämtlicher über die in der Anlage 2 und 3 hinausgehenden Ausbauleistungen werden vom Mieter übernommen. Der Inhalt der Anlage 2 stellt keine zugesicherte Eigenschaft, sondern nur Objektbeschreibung dar. Zumutbare Änderungen sind zulässig, soweit hierfür ein triftiger Grund besteht und Material gleicher Qualität und Güte verwandt wird und die Nutzbarkeit für den Mieter hierdurch nicht eingeschränkt wird.

Der Vermieter garantiert, dass der Mietgegenstand bei seiner Errichtung den gültigen bautechnischen Anforderungen entspricht. Für den Fall, dass während der Mietzeit neu eingeführte, strengere oder verbesserte bautechnische oder behördliche Anforderungen gelten, werden beide Seiten eine einvernehmliche Lösung erzielen. Für evtl. daraus resultierende bauliche Maßnahmen trägt grundsätzlich der Mieter die Kosten.

Die Verpflichtung des Mieters, seinen Betrieb betreffende behördliche Auflagen auf eigene Kosten zu erfüllen, gilt nicht für solche behördliche Genehmigungen und Auflagen, die sich ausschließlich auf die bauliche Beschaffenheit des Mietobjektes bei Mietbeginn gemäß dem vereinbarten Standard und Nutzungszweck beziehen.

2.

Umsatzsteuer

2.1	Der Vermieter hat für die Vermietung des Mietgegenstandes gemäß § 9 Umsatzsteuergesetz (UstG) auf die Umsatzsteuerbefreiung nach § 4 Nr. 12a) UStG verzichtet (Mehrwertsteueroption). Aufgrund dessen ist vom Mieter zusätzlich zu Miete, Nebenkosten und Nebenkostenvorauszahlungen (und auf Nutzungsentschädigung nach Vertragsende) die Mehrwertsteuer in jeweils gesetzlicher Höhe (derzeit 16%) zu zahlen.

2.2

Dem Mieter ist bekannt, dass die Mehrwertsteueroption des Vermieters nur unter den in § 9 Abs.2 UStG genannten Voraussetzungen zulässig ist. § 9 Abs.2 UstG lautet: „Der Verzicht auf Steuerbefreiung nach Absatz 1 ist bei der Bestellung und Übertragung von Erbbaurechten (§ 4 Nr. 9 Buchstabe a), bei der Vermietung

oder Verpachtung von Grundstücken (§ 4 Nr. 12 Buchstabe a) und bei den in § 4 Nr. 12 Buchstabe b und c bezeichneten Umsätzen nur zulässig, soweit der Leistungsempfänger das Grundstück ausschließlich für Umsätze verwendet oder zu verwenden beabsichtigt, die den Vorsteuerabzug nicht ausschließen. Der Unternehmer hat die Voraussetzungen nachzuweisen.”

2.3	Im Hinblick auf die Umsatzsteueroption treffen die Mietparteien die nachfolgen-den Vereinbarungen:

Der Mieter sichert ausdrücklich zu, Unternehmer im Sinne des UStG zu sein und verpflichtet sich, den Mietgegenstand ausschließlich für Umsätze zu verwenden, die den Vorsteuerabzug beim Vermieter nicht ausschließen, insbesondere nicht für Wohn- oder sonstige nicht unternehmerische Zwecke.

Er verpflichtet sich weiterhin, dem Vermieter erforderlichenfalls auf jederzeitige Anforderung unverzüglich diejenigen Unterlagen zur Verfügung zu stellen, die es dem Vermieter ermöglichen, seinen Nachweispflichten gemäß § 9 Abs. 2 UStG gegenüber den Finanzbehörden nachzukommen. Der Vermieter kann insoweit vom Mieter nur die Vorlage derjenigen Unterlagen und/oder Erklärungen verlangen, die die für ihn zuständige Finanzbehörde von ihm verlangt.

Sollten sich beim Mieter oder (soweit gestattet) dessen Untermieter Umstände ergeben oder im Rahmen einer steuerlichen Außenprüfung von den Finanzbehörden angenommen werden, die die Zulässigkeit der Mehrwertsteueroption des Vermieters betreffen, ist der Mieter verpflichtet, den Vermieter hierüber unverzüglich zu informieren.

Im Falle einer Untervermietung ist der Mieter verpflichtet, seinerseits für die Untervermietung zur Mehrwertsteuer zu optieren und im übrigen die Verpflichtungen aus Ziffer 2 dieses Vertrages im Untermietvertrag dem Untermieter dergestalt aufzuerlegen, dass auch der Vermieter aus der Vereinbarung des Mieters mit dem Untermieter unmittelbare Rechte gegen den Untermieter herleiten können (Vertrag zugunsten Dritter). Der Mieter steht dem Vermieter dafür ein, dass der Untermieter diese Verpflichtungen einhält.

Soweit und solange die Finanzbehörden bezüglich des Begriffs der „ausschließlichen” Verwendung für Umsätze, die den Vorsteuerabzug nicht ausschließen, eine – auch von den Finanzgerichten anerkannte – unschädliche Bagatellgrenze von 5% anwenden, ist durch diese Grenze der Ausschließlichkeitsbegriff in den o.g. Bestimmungen begrenzt.

Sollte der Mieter und/oder sollte im Untermietungsfall der Untermieter gegen die Verpflichtungen aus Ziffer 2 dieses Vertrages verstoßen, hat der Mieter dem Vermieter alle ihm hierdurch verursachten Schäden zu ersetzen.

3.

Mietzeit, Übergabe

3.1	Die Übergabe des Mietgegenstandes gem. Ziffer 1.2 erfolgt

frühestens am 01. Mai 2007

spätestens am 01. August 2007

3.2	Das Mietverhältnis für die Mieteinheit beginnt mit dem Tag der Übergabe des Mietgegenstandes und endet 3 Jahre danach. Der Mieter erhält die Option einer zweimaligen Verlängerung des Mietverhältnisses um je weitere 5 Jahre über den vorgenannten Endtermin hinaus. Beide Optionen treten automatisch in Kraft, ohne dass es einer entsprechenden Erklärung bedarf. Will der Mieter die Option nicht ausüben, so hat er dies dem Vermieter spätestens 6 Monate vor dem jeweiligen Endtermin schriftlich mitzuteilen. Eine stillschweigende Verlängerung des Mietverhältnisses gem. § 545 BGB ist ausgeschlossen. Vor Ablauf der beiden Optionen verpflichten sich beide Parteien frühzeitig Gespräche über die langfristige Fortführung des Mietverhältnisses zu führen.

3.3	Hat die Übergabe nicht bis zum spätesten Termin (gem. Ziff. 3.1) stattgefunden, ist der Mieter zur fristlosen Kündigung des Mietverhältnisses nach Setzung einer Nachfrist von zwei Wochen berechtigt.

3.4	Das Mietverhältnis beginnt auch dann, wenn der Mieter das Objekt grundlos nicht übernimmt oder wenn die Verzögerung der Übergabe vom Mieter zu vertreten ist, z.B. weil dieser die für den vermieterseitigen Ausbau erforderlichen Planunterlagen und Informationen nicht rechtzeitig übergeben hat oder weil der Vermieter wegen Nichtleistung der Bankbürgschaft (s. § 4.13) ein Zurückbehaltungsrecht hat.

3.5	Die Übergabe erfolgt, sobald der Vermieter die in Anlage 2 genannten Ausbauarbeiten gemäß dem Schnittstellenkatalog in Anlage 3 so weit erbracht hat, dass der Mieter mit seinen Ausbauarbeiten beginnen kann.

Verzögerungen bei der Fertigstellung von Gewerken erlauben dem Mieter nicht, die Übergabe abzulehnen oder vom Vermieter Minderung des Mietzinses oder Schadenersatz zu verlangen, soweit diese die Nutzbarkeit des Mietobjekts für den Mieter nicht wesentlich i.S.v. § 640 Abs. 1 Satz 2 BGB einschränken. Das gleiche gilt, falls noch Arbeiten des Vermieters in dem Mietgegenstand durchzuführen sind, die seine Benutzbarkeit nicht einschränken.

Der Vermieter wird dem Mieter, soweit dies technisch möglich ist und den Baufortschritt nicht behindert, gestatten, mit dem Einbau der Mieterleistungen und seiner Einrichtungen in Abstimmung mit den vermieterseitigen Bauarbeiten vor Übergabe des Mietgegenstands zu beginnen. Die entsprechende Genehmigung des Vermieters bedarf der Schriftform.

3.6	Bei Übergabe des Mietgegenstandes wird ein Übergabeprotokoll erstellt und von beiden Parteien unterzeichnet, in welchem etwaige Mängel bzw. Restarbeiten festgehalten werden.

3.7.	Für die ersten 9,7 Monate des Mietverhältnisses gerechnet ab dem Zeitpunkt der Übergabe des Mietobjektes erhebt der Vermieter keinen Mietzins. Dieser ist dem Mieter erlassen, so dass er in den ersten 9,7 Monaten nur die Neben-kostenvorauszahlung zzgl. MwSt. zu leisten braucht.

3.8.	Ab Beginn der Übergabe der Mieteinheit erhält der Mieter für die Dauer von 9 Monaten die Option auf die gesamte Fläche im 2. OG des 1. Bauabschnittes des Technologie- und Gründerzentrums. Der Vermieter gewährt dem Mieter ein Vormietrecht auf die noch frei verfügbaren Mietflächen im 2. Obergeschoss. Der Mieter hat dieses Vormietrecht innerhalb von maximal 12 Wochen nach Aufforderung durch den Vermieter durch schriftliche Erklärung auszuüben. Der Vermieter wird dem Mieter diese Fläche ohne beiderseitiges Obligo anbieten.

4.

Mietzins, Staffelmiete, Nebenkosten,

Aufrechnungsverbot, Sicherheitsleistung

4.1	Der monatliche Mietzins für die Mietflächen gem. Ziffer 1.2. dieses Vertrages beträgt:

Miete für Büro- und Laborfläche 2.224 qm (gif)	12,50 Euro/qm	27.800,00 Euro
Nebenkostenvorauszahlung für 2.224 qm (gif)	3,50 Euro/qm	7.784,00 Euro
Summe		35.584,00 Euro
zuzüglich jeweils gültige gesetzl. MwSt. (von derzeit 16%)		5.693,44 Euro
Gesamtmietzins		41.277,44 Euro

4.2	Neben der Miete hat der Mieter die Neben- und Betriebskosten des Miet-objektes zzgl. der jeweils geltenden gesetzlichen Mehrwertsteuer anteilig, d.h. im Verhältnis der Mietflächen gem. Ziff. 1.2 zu den gesamten Mietflächen des Objektes (Ziff. 1.1), zu tragen, vorbehaltlich der in Bezug auf die Verteilung abweichenden Regelungen in Ziff. 4.7 und 4.8. Neben- und Betriebskosten sind sämtliche Kosten der Betriebskostenverordnung in der jeweils gültigen Fassung.

4.3	Ferner trägt der Mieter anteilig (i.S. Ziff. 4.2) die im folgenden aufgeführten (soweit vorhandenen) Betriebskosten, soweit sie nicht bereits von der Betriebskostenverordnung erfasst sind.

a)	Kosten der Bewachung und Sicherheit:

Kosten für automatische Schließsysteme (Rollläden, Rolltore), Türsprechanlagen, Wach- und Schließgesellschaft, Notstromaggregate; Fernsehüberwachung, Alarmanlagen, Türschließanlagen, Türcodesysteme;

b)	Kosten des Feuerschutzes und der Brandbekämpfung:

Kosten für Prüfung und Wartung der Feuerlöscher außerhalb des Heizraumes und der Mieträume (inklusive Pulveraustausch), Brand- und Rauchmeldeanlagen, Wandhydranten und Schlauchkästen, Blitzschutzanlagen;

c)	Kosten der Müllentsorgung, Müllabfuhr, Müllsortierung, Müllmengener-mittlung und Müllkompressoren;

d)	Kosten für Heizung, Klimatisierung, Lüftung und Warmwasser:

Kosten für die Versorgung mit Fernwärme und Fernwarmwasser bzw. Kosten für das Wärmecontracting, einschließlich der Kosten des Betriebes, und der Wartung der Hausanlagen, Betrieb, Reinigung, Immissionsschutz, Wartung der Lüftungs-, Klima- und Wärmerückgewinnungsanlagen, Betrieb der zentralen Warmwasserversorgungsanlage, Reinigung und Wartung von Warmwassergeräten; Ablesekosten der Wärmemengenzähler und Verbrauchsabrechnung, Schornsteinfegerkosten;

e)	Kosten der Wasser- und Abwasseranlagen

Kosten der Wasserversorgung und der Entwässerung von Haus, Parkplätzen und Außenanlagen, einschließlich Garagen und Nebengebäuden, Kosten der Anmietung oder anderer Arten der Gebrauchsüberlassung von Wasserzählern, sowie Kosten ihrer Verwendung einschließlich der Kosten der Berechnung und Aufteilung, Reinigung von Abwasserrohren, Ent-wässerungs- und Abwasserlaufrinnen, Gullys und Abflusssieben, Kosten der Reinigung des Abwassers, Dachrinnenreinigung und –heizung, Durchflussbegrenzer; Kosten für Wasserverbrauch im Mietgegenstand und Abwasser;

f)	Kosten der Reinigung und Beleuchtung:

Kosten der Reinigung und Beleuchtung der Fassade, einschließlich der Sonnenschutzanlage, von Türen und Fenstern (innen und außen) der Gemeinschaftseinrichtungen; Kosten der Straßenreinigung, Kosten der Ungezieferbekämpfung, auch bei einmaligen Aktionen; Kosten der Reinigung (einschließlich Winterdienst) und Beleuchtung von Parkplätzen, Zugängen und Gemeinschaftsanlagen, der Eingangsbereiche, Treppen und Flure, von Fahrstühlen sowie von Gemeinschaftsräumen, wie Keller, Bodenräume, Waschküche etc., einschließlich des Austausches von Glühbirnen und Leuchtstoffröhren (Personal- und Materialkosten);

g)	Kosten für Sach-, Haftpflicht- und Spezialversicherungen:

Kosten für die Versicherung des Gebäudes gegen Feuer, Sturm und Wasserschäden einschließlich Leitungswasserschäden, Kosten für die

Haftpflichtversicherung des Vermieters für das Gebäude, den Öltank und die Aufzüge; Kosten für die Elementarschadenversicherung und die Elektronikversicherungen;

h)	Kosten für Transportanlagen:

Kosten (inklusive der Vollwartungskosten) für Personen- und Lastenauf-züge;

i)	Personalkosten für das Personal des gemeinsamen Empfangs, sowie Haustechnikers und Hauswart/Hausmeister oder Kosten eines externen Hausmeisterdienstes;

j)	Kosten für die laufenden öffentlichen Lasten des Grundstücks, insbesondere die Grundsteuer;

k)	Kosten der Gemeinschaftsantenne und Kabelanschluss, Telekommunikation, Klingel- und Sprechanlagen;

l)	Kosten der Pflege der Grün- und Außenanlage einschließlich einer evtl. Dachbegrünung;

m)	Wartungskosten für die RWA – Anlagen, Hallentore; sonstige Kosten in Zusammenhang mit der Unterhaltung des Mietgegenstandes (z.B.:, Kosten maschineller Wascheinrichtungen, Beheizung der Parkdeckauffahrt, Rückstausicherungen, etc.);

n)	Kosten für Beiträge und Abgaben;

o)	Verwaltungs- und Managementkosten, insbesondere Kosten der Mietverwaltung. Diese Kosten werden mit 3% der Nettomiete pauschaliert;

Soweit die in dieser Ziff. 4.3 bezeichneten Neben- und Betriebskosten ausschließlich für das Technologie- und Gründerzentrum (sog. H-Gebäude) anfallen, werden diese Kosten vom Mieter im Verhältnis der Mietflächen gem. Ziff. 1.2 zu den gesamten Mietflächen des H-Gebäudes getragen.

Der Mieter schuldet bei allen aufgezählten und in der BetrKV bereits enthaltenen technischen Geräten und Anlagen die anfallenden Kosten

•	des Betriebsstroms,

•	der Bedienung, Überwachung und Pflege der Anlagen,

•	der regelmäßigen Prüfung der Betriebsbereitschaft und -sicherheit,

•	der Einstellung durch einen Fachmann,

•	der Reinigung der Anlagen und der dazu gehörigen Betriebsräume,

•	der Prüfungen und Messungen nach den jeweils gültigen Immissions- oder Umweltschutzgesetzen,

•	der Anmietung oder Gebrauchsüberlassung von Geräten zur Verbrauchserfassung oder einer Ausstattung zur Verbrauchserfassung, einschließlich der Kosten der Ablesung, Berechnung und Aufteilung.

Sach- und Arbeitsleistungen des Eigentümers/Vermieters, durch die Betriebskosten erspart werden, dürfen nur in tatsächlicher Höhe, höchstens jedoch mit dem Betrag zzgl. Mehrwertsteuer berechnet werden, der sonst an Drittunternehmer zu zahlen wäre.

4.4	Die Kosten gemäß Ziffer 4.2 und 4.3 werden - soweit nicht vom Mieter gem. Ziffer 4.7 direkt beauftragt - jährlich einmal im nachhinein von dem Vermieter unter Vorlage prüffähiger Belege abgerechnet. Die Nebenkostenvorauszahlung wird jährlich einmal im nachhinein für einen Zeitraum von einem Jahr vom Vermieter abgerechnet. Dem Vermieter steht das Wahlrecht zu, ob er nach einem Zeitjahr (= 1 Jahr ab Mietbeginn) oder nach einem Kalenderjahr abrechnet. Beginnt das Mietverhältnis nicht am 1.1. eines Jahres und will der Vermieter nach dem Kalenderjahr abrechnen, darf er den Zeitraum bis zum 1.1. zusammen mit dem Folgekalenderjahr abrechnen. Will der Vermieter den Abrechnungszeitraum während der Dauer des Mietverhältnisses ändern, so hat er dies dem Mieter mindestens 4 Wochen vorher schriftlich anzuzeigen. Zieht der Mieter im Laufe eines Abrechnungszeitraumes aus, ist der Vermieter auf Wunsch des Mieters verpflichtet eine Zwischenablesung der Zähler der verbrauchsabhängigen Nebenkosten (z.B. Strom, Gas, Wasser etc.) vorzunehmen.

Der Mieter kann innerhalb von 3 Monaten nach Zugang der Abrechnung Einsicht in die Abrechnungsunterlagen am Sitz des Vermieters verlangen. Widerspricht der Mieter der Abrechnung nicht innerhalb von 3 Monaten ab Zugang schriftlich, gilt die Abrechnung als richtig anerkannt, sofern der Vermieter bei der Abrechnung auf diese Frist und deren Rechtsfolge ausdrücklich hingewiesen hat.

Der Vermieter kann die Vorauszahlung für die Zukunft erhöhen, wenn ihre Jahressumme nach der letzten Abrechnung die tatsächlich angefallenen Kosten um 10% oder mehr übersteigt. Der Mieter kann die Anpassung für die Zukunft verlangen, wenn ihre Jahressumme nach der letzten Abrechnung die tatsächlich angefallenen Kosten um 10% oder mehr unterschreitet. Die Anpassung bedarf der Einwilligung des Vertragspartners, die er nur bei wichtigem Grund verweigern darf.

4.5	Die Vertragspartner sind sich darüber einig, dass nach Vertragschluss neue Betriebskosten, Steuern und Gebühren auf den Vermieter zukommen können, deren Umlage auf den Mieter vereinbart worden wäre, wenn sie bereits bei Vertragschluss bekannt gewesen wären. Der Vermieter ist deshalb berechtigt, solche neuen Betriebskosten des Mietobjektes auf den Mieter umzulegen.

4.6	Der Vermieter darf die Neben- und Betriebskosten in angemessenem Umfang erweitern oder reduzieren, wenn sich die technischen Anforderungen und die Komfortansprüche für vergleichbare Objekte in vergleichbarer Lage verändern. Der Mieter hat die dadurch entstehenden weiteren Neben- und Betriebskosten zu tragen, sofern dies für ihn nicht unzumutbar ist. Dazu gehören z.B. Anlagen und Einrichtungen aufgrund verschärfter öffentlich-rechtlicher Energie- und Umweltbestimmungen oder neuer EU-Richtlinien, wie z.B. Wärmerückgewin-nungsanlagen, Abwasserreinigungs- und Rückgewinnungsanlagen, ebenso wie behindertengerechte Zugänge und Aufzugsanlagen, objektspezifische Nebenkosten, die durch ein erhöhtes Sicherungsbedürfnis der Mieter entstehen, wie Bewachungskosten, Portierdienst, Videoanlagen oder höhere technische Anforderung bei Klima und Heizung oder Medienanschlüssen.

4.7	Den betriebsbedingten Strom bezieht der Mieter unmittelbar auf seine Kosten von dem zuständigen Versorgungsträger. Soweit im übrigen Direktverträge zwischen dem Mieter und den Versorgungsträgern möglich sind, verpflichtet sich der Mieter zum Abschluss solcher Verträge.

4.8	Die Heizkosten trägt der Mieter. Sie werden vom Vermieter nach der Verordnung über die verbrauchsabhängige Abrechnung der Heiz- und Warmwasserkosten (HeizkV) abgerechnet.

4.9	Wird die Grundsteuer von der Stadt Düsseldorf für den jeweiligen Abrechnungszeitraum noch nicht oder nur vorläufig – etwa auf Basis des unbebauten Grundstücks – erhoben und wird der endgültige Grundsteuerbescheid erst zu einem Zeitpunkt erlassen, zu dem die Abrechnung für Vorjahre bereits erfolgt ist, ist der Vermieter berechtigt, nach Vorlage des endgültigen Grundsteuerbescheides, die Grundsteuer anteilig rückwirkend nachzubelasten. Bei der Vermietung eines Neubaues, wie im vorliegenden Falle, ergehen alle Abrechnungen der ersten Jahre, bis zum Vorliegen des endgültigen Steuerbescheides unter dem Vorbehalt der Nachforderung der Grundsteuer. Sollte eine Einschätzung der endgültigen Steuerlast möglich sein, darf der Vermieter in die Jahresrechnung einen angemessenen Schätzbetrag einsetzen, um die Höhe der Nachbelastung in Grenzen zu halten, vorbehaltlich einer endgültigen Abrechnung nach Vorlage des Steuerbescheides.

4.10	Die Miete und die Nebenkostenvorauszahlung ist spätestens bis zum 3. Werktag eines jeden Monats im Voraus ohne Abzug zu entrichten. Für die Rechtzeitigkeit ist der Eingang auf dem Konto des Vermieters maßgebend.

Konto des Vermieters:

GED Grundstücksentwicklungs-Gesellschaft Düsseldorf mbH

Commerzbank Düsseldorf

BLZ: 300 400 00

Kto.-Nr.: 4 41 24 58 01

Ein Zahlbetrag aus der jährlichen Nebenkostenabrechnung ist 30 Tage nach Eingang der Abrechnung beim Mieter von diesem auf das o.a. Konto des Vermieters zu zahlen; ein Guthabenbetrag des Mieters ist diesem vom Vermieter 30 Tage nach Absendung der Abrechnung zu erstatten.

4.11	Die Parteien können gegenüber Forderungen aus diesem Mietverhältnis nicht mit einer Gegenforderung aufrechnen, es sei denn, diese ist unbestritten oder rechtskräftig festgestellt.

Dem Mieter ist bekannt, dass im Gebäude Leerstands- und Rohbauflächen vorhanden sind. Eventuelle, im Zusammenhang mit dem Ausbau bzw. der Vermietung dieser Flächen auftretende Beeinträchtigungen (Lärm- oder Schmutzentwicklung) werden vom Mieter hingenommen und berechtigen nicht zur Mietminderung.

4.12	Kommt der Mieter mit der Mietzahlung in Verzug, schuldet er mindestens Verzugszinsen in Höhe von 5 Prozentpunkten über dem jeweiligen Basiszinssatz. Die Geltendmachung eines weiteren Schadens bleibt vorbehalten.

Der Vermieter ist berechtigt für jede Mahnung Gebühren von EURO 10,00 zu berechnen, wenn der Mieter in Verzug ist.

4.13	Für die gesamte Laufzeit des Mietvertrages stellt der Mieter dem Vermieter zur Sicherung sämtlicher Ansprüche aus dem Mietverhältnis und seiner Beendigung und Abwicklung eine Bankbürgschaft (Anlage 5), in Höhe von 123.832,32 Euro

(3 Monatsmieten inklusive Nebenkostenvorauszahlung und USt.) zur Sicherheit.

Diese Bankbürgschaft ist dem Vermieter vor Mietbeginn zu übergeben. Der Vermieter hat ein Zurückbehaltungsrecht an dem Mietobjekt, wenn der Mieter die Bürgschaft nicht übergibt, mit der Folge, dass der Mieter Miete und Nebenkosten trotzdem ab dem Mietbeginn zu zahlen hat.

Erbringt der Mieter die Bürgschaft nach Aufforderung durch den Vermieter mit angemessener Fristsetzung nicht, kann er alternativ eine Barkaution in gleicher Höhe verlangen oder das Mietverhältnis nach Androhung fristlos kündigen.

4.14	Die Vertragsparteien sind sich darüber einig, dass der in Ziffer 4.1 genannte Mietzins wertgesichert wie folgt geschuldet werden soll:

Steigt oder fällt der vom Statistischen Bundesamt veröffentlichte Verbraucherpreisindex aller privaten Haushalte für Gesamtdeutschland gegenüber dem Stand, der jeweils für die letzte Festsetzung des Mietzinses maßgeblich war, erstmals gegenüber dem Stand des Indexes im Monat April 2007 so verändert sich der Mietzins in dem gleichen prozentualen Verhältnis wie der Index. Das der Berechnung zugrundeliegende Basisjahr ist 2000 = 100. Der Vermieter ist nachweispflichtig über die der Mietänderung zugrundeliegende Indexänderung; der Nachweis erfolgt mit Bekanntgabe der neuen Miete. Die neue Miete ist ab dem auf die Bekanntgabe durch den Vermieter folgenden Monat zu zahlen.

Soweit bei einer späteren Indexberechnung andere Verbraucherverhältnisse als zum Zeitpunkt des Vertragsabschlusses zu Grunde gelegt werden, gilt die Indexberechnung auf der Grundlage der geänderten Verbraucherverhältnisse als verbindlich. Sollte der o.g. Index vom Statistischen Bundesamt nicht fortgesetzt werden, gilt der vergleichbare Index, ggf. vom Statistischen Amt der Europäischen Gemeinschaft, als vereinbart.

Eine aufgrund dieser Vereinbarung vorzunehmende Veränderung des Mietzinses kann frühestens nach Ablauf von 3 Jahren, vom Beginn des Mietverhältnisses an gerechnet, und, wenn eine Änderung des Mietzinses bereits erfolgt ist, frühestens nach Ablauf von 3 Jahren seit der jeweils letzten Änderung des Mietzinses geltend gemacht werden.

5.

Versicherungen, Haftung Mieter und Vermieter

5.1	Der Vermieter hat die vermieteten Gebäudeteile gegen Feuer, Sturm, und Leitungswasserschäden versichert. Etwaige Schäden an dem Mietgegenstand durch Feuer, Sturm oder Leitungswasser hat der Mieter dem Vermieter daher unverzüglich zu melden. Kommt der Mieter dieser Meldepflicht nicht, unvollständig oder verspätet nach, ist er dem Vermieter zum Ersatz seines Schadens verpflichtet.

5.2	Der Mieter hat eine Betriebshaftpflichtversicherung abzuschließen.

5.3	Für alle Sach- und Personenschäden, welche in dem Mietgegenstand oder auf dem Grundstück des Vermieters während der Mietzeit vorkommen, haftet der Mieter, soweit diese von ihm schuldhaft zu vertreten sind.

5.4	Die Haftung des Mieters erstreckt sich auf alle Schäden, die von ihm oder seinen Erfüllungsgehilfen schuldhaft verursacht werden. Der Mieter haftet für Schäden, die er durch Umgehen mit Feuer, mit entzündbarem Material, mit Wasser, Gas, Licht- und Kraftanlagen oder durch Versäumen der ihm nach diesem Vertrag oder nach gesetzlichen oder behördlichen Anordnungen zuzuordnenden Verpflichtungen schuldhaft verursacht hat.

5.5	Der Vermieter haftet nur dann für Schäden an eingebrachten Sachen des Mieters durch Anfangsmängel des Gebäudes (sog. „Garantiehaftung” des Vermieters), sowie für Schäden durch Feuchtigkeit, Feuer, Rauch oder Schmutz an eingebrachten Sachen des Mieters, wenn ihm, seinen Vertretern und Erfüllungsgehilfen, Besuchern oder sonstigen Personen, die im Zusammenhang mit dem Geschäftsbetrieb mit seiner Zustimmung den Mietgegenstand betreten, Vorsatz oder Fahrlässigkeit, nicht jedoch leichte Fahrlässigkeit, zur Last fällt. Dies gilt nicht, soweit eine Versicherung des Vermieters den Schaden reguliert.

5.6	Die Haftung für mittelbare Schäden (z.B. entgangener Gewinn) wird ausgeschlossen.

5.7	Wird die Strom-, Gas- oder Wasserversorgung oder die Entwässerung durch einen vom Vermieter oder seinen Erfüllungsgehilfen nach Beginn des Mietverhältnisses nicht zu vertretenden Umstand unterbrochen oder tritt ein Spannungsabfall oder eine –veränderung durch einen vom Vermieter nicht zu vertretenden Umstand ein, hat der Mieter keine Schadensersatzansprüche gegen den Vermieter.

6.

Wartung, Schönheitsreparaturen, Instandhaltung

6.1	Der Vermieter wird technische Anlagen und Einrichtungen im Mietgegenstand warten bzw. Wartungsverträge mit Fachfirmen abschließen und die Kosten dafür gem. Ziffer 4.2 - 4.4. dem Mieter anteilig belasten.

6.2	Schäden an dem Mietgegenstand sind dem Vermieter unverzüglich anzuzeigen. Eingriffe Dritter in das Eigentum des Vermieters darf der Mieter nicht dulden. Erlangt der Mieter Kenntnis von solchen Eingriffen, muss er den Vermieter hiervon unverzüglich unterrichten. Er haftet für alle durch die Unterlassung dieser Mitteilung entstehenden Schäden.

6.3	Die Instandhaltung und Instandsetzung an Dach und Fach, der zentraltechnischen Anlagen (Heizung, Aufzüge, Lüftungsanlagen etc.) und der Fensterrahmen nebst Beschlägen obliegt dem Vermieter ungeachtet der Kostentragungslast des Mieters im Rahmen der Neben- und Betriebskosten. Zu „Dach und Fach” gehören: Das Dach, die Außenmauern nebst Fassaden, die tragenden Wände, die Geschossdecken und das Fundament, sowie die darin und unter dem Fundament sowie in den Decken und Wänden verlaufenden, vom Vermieter verlegten Leitungen.

6.4	Im übrigen obliegen Instandhaltung und Instandsetzung des Mietgegenstandes dem Mieter. Der Mieter hat sämtliche Ausstattungsgegenstände also z.B. Innen- und Außentüren, Türschließanlagen, Tore, Sonnenschutzanlagen, alle technischen Anlagen und Einrichtungen im Innern des Mietobjektes wie Fußbodenbeläge, Klimageräte, Lüftungsanlagen, Heiz- und Warmwassergeräte (sofern vom Vermieter gestellt), sowie sanitären Einrichtungen, Schlösser, etc. sorgfältig zu behandeln und in gebrauchsfähigem Zustand zu erhalten. Beschädigte Glasscheiben sind vom Mieter zu ersetzen. Die Verpflichtungen in 6.4 gelten nur insoweit, als Mängel auf dem Gebrauch der Mietsache durch den Mieter beruhen. Es besteht keine Haftung für anfängliche, bei Vertragsschluss vorhandene Mängel.

7.

Bauliche und sonstige Veränderungen

7.1	Alle baulichen Veränderungen werden vorab zwischen Vermieter und Mieter besprochen, um zu klären, ob diese vom Vermieter veranlasst und durchgeführt werden, und wie in diesem Fall die Kosten auf den Mieter umgelegt werden, oder ob es sich um eine in den Bereich des Mieters fallende, eigene Veränderung des Mietgegenstandes/Baumaßnahme handelt. Die nachstehenden Regelungen gelten nur für den letzteren Fall.

7.2	Bauliche Veränderungen am Mietgegenstand darf der Mieter nur vornehmen, wenn diese vorher vom Vermieter schriftlich genehmigt worden sind. Eine Genehmigung ist insbesondere davon abhängig, dass statische, feuerpolizeiliche und gewerbepolizeiliche Gesichtspunkte berücksichtigt werden und der Mieter auch die Kosten für behördliche Genehmigungen und evtl. behördliche Auflagen übernimmt. Veränderungen an der Außenhaut des Gebäudes bedürfen in jedem Fall der Zustimmung des Vermieters.

Nicht ohne weiteres wieder zu beseitigende Veränderungen an dem Mietgegen stand nach Einzug des Mieters müssen schriftlich vom Vermieter genehmigt werden. Er darf die Genehmigung nicht ohne wichtigen Grund verweigern. Diese Genehmigung ersetzt nicht eventuell notwendige Genehmigungen der Bauaufsichtsbehörde. Sämtliche Kosten, die der Mieter hierfür aufwendet, trägt er selbst. Bei Beendigung des Vertragsverhältnisses sind diese Veränderungen - auf Kosten des Mieters - auf Verlangen des Vermieters zu beseitigen. Die Parteien werden in diesem Zusammenhang die Leistung einer entsprechend hohen Sicherheit für die Rückbaukosten prüfen.

Der Vermieter darf die nach den vorstehenden Absätzen erforderliche Zustimmung nur aus wichtigem Grund verweigern.

Sind von den Maßnahmen auch Haussysteme betroffen (Wasser, Strom, Klima, etc.), tritt der Mieter Gewährleistungsansprüche gegen die beteiligten Handwerker an den Vermieter ab.

Der Mieter hafte dem Vermieter für sämtliche Schäden, die durch Verletzung der ihm obliegenden Sorgfaltspflichten schuldhaft verursacht werden, insbesondere auch wenn Versorgungs- und Abflussleitungen, Toiletten-, Heizungsanlagen usw. unsachgemäß behandelt und die Räume unzureichend gelüftet, beheizt oder nicht ausreichend gegen Frost geschützt werden. Leitungsverstopfungen bis zum Hauptrohr seines Stranges hat der Mieter in jedem Fall auf eigene Kosten zu beseitigen. Ist bei Beschädigungen oder Verstopfungen von Rohrleitungen nicht festzustellen, welcher Mieter sie verursacht hat, haften alle Mieter, deren Mieträume sich oberhalb der betreffenden Stelle befinden, gesamtverbindlich. Bei eigenem Verschulden haftet der Mieter für Schäden, die durch Angehörige, Arbeiter, Angestellte, Untermieter, Besucher, Lieferanten, Handwerker usw. schuldhaft verursacht worden sind, die sich mit Wissen oder seiner Duldung oder auf seine Veranlassung hin in dem Mietobjekt aufhalten.

7.3	Schilder, Reklame- und Werbezeichen des Mieters dürfen von diesem nur nach Abstimmung mit dem Vermieter im ortsüblichen Umfange unter Berücksichtigung eines einheitlichen Erscheinungsbildes der Schilder und Klingelanlage und nur mit schriftlicher Zustimmung des Vermieters, die nur aus wichtigem Grund verweigert werden darf, und eventuell nach Genehmigung der Bauaufsichtsbehörde angebracht werden.

8.

Vermieterpfandrecht, Besichtigung

8.1	Zur Sicherung ihrer Forderungen aus dem Mietverhältnis hat der Vermieter ein gesetzliches Pfandrecht an den eingebrachten, der Pfändung unterworfenen Sachen des Mieters. Aufgrund seines Vermieterpfandrechtes kann der Vermieter die Entfernung der dem Pfandrecht unterliegenden Sachen ohne Anrufen des Gerichts verhindern, soweit er berechtigt ist, der Entfernung zu widersprechen.

Gibt der Mieter die Mietsache auf, kann der Vermieter die Sachen in Besitz nehmen und sie, wenn die Forderungen des Vermieters ganz oder teilweise fällig sind, ohne Androhung des Pfandverkaufs und ohne Einhalten einer Frist, öffentlich versteigern oder verkaufen lassen.

8.2	Der Vermieter und ihre Beauftragten sind berechtigt, in angemessenen zeitlichen Abständen, zu den üblichen Geschäftsstunden und nach vorheriger Ankündigung und Abstimmung mit dem Mieter - bei Gefahr im Verzuge auch öfter, auch außerhalb der Geschäftszeiten und ohne vorheriger Ankündigung und Abstimmung mit dem Mieter - den Mietgegenstand zu betreten und zu besichtigen. Hierbei darf der Geschäftsbetrieb des Mieters, außer bei Gefahr im Verzug, nicht wesentlich beeinträchtigt werden.

Verkauft der Vermieter den Mietgegenstand oder ist das Mietverhältnis gekündigt, so dürfen der Vermieter und deren Beauftragte zusammen mit Kaufinteressenten oder neuen Mietbewerbern den Mietgegenstand nach vorheriger Ankündigung und Abstimmung mit dem Mieter betreten.

9.

Nebenabreden und Vertragsänderungen

Dieser Vertrag enthält alle zwischen den Vertragsparteien vereinbarten Bestimmungen bezüglich des Mietverhältnisses. Mündliche Nebenabreden bestehen nicht. Änderungen, Ergänzungen und die Aufhebung dieses Vertrages bedürfen der Schriftform. Dies gilt auch für eine Aufhebung des Schriftformerfordernisses.

10.

Sonderabfall- und -abwasserbeseitigung Boden- und Grundwasserverunreinigungen

10.1	Der Mieter ist verpflichtet, bei kontaminierten Abfällen oder Abwässern (z.B.: Säuren, Chemieabfälle, explosive oder strahlenbelastete Stoffe, etc.) die gesetzlichen Vorschriften bei der Entsorgung strengstens einzuhalten. Wird der Vermieter wegen etwaiger Boden- oder Grundwasserverunreinigung, die nachweislich durch den Mieter verursacht wurden, öffentlich-rechtlich oder zivilrechtlich in Anspruch genommen, so verpflichtet sich der Mieter, den Vermieter von den Kosten dieser Inanspruchnahme uneingeschränkt freizustellen. Wird der Vermieter während der Mietzeit oder nach Mietende von der öffentlichen Hand aufgrund der Bestimmungen des Bundesbodenschutzgesetzes (BbodSchG) oder des Wasserhaushaltsgesetzes (WHG) oder aufgrund anderer umweltschützender Normen in Anspruch genommen, bleiben ihm Ausgleichsansprüche (z.B. nach § 24 Abs.2 BBodSchG) gegen den Mieter auch dann erhalten, wenn ein Abnahmeprotokoll erstellt wurde, in dem das Mietobjekt vom Vermieter ohne Beanstandungen zurückgenommen wurde, wenn ihm zu diesem Zeitpunkt Boden-, Grundwasserverunreinigungen oder sonstige Umweltschäden nicht positiv bekannt waren. Im Falle eines solchen Inanspruchnahme hat der Vermieter den Mieter unverzüglich schriftlich zu unterrichten, und auf

Verlangen des Mieters und auf dessen Kosten sämtliche rechtlichen Mittel zur Abwendung des Anspruches auszuschöpfen, soweit der Mieter dem Vermieter keine anderen Anweisungen erteilt.

10.2	Der Mieter ist verpflichtet, der Vermieter über Verunreinigungen des Bodens oder des Grundwassers zu informieren und angefallene, nachweislich von ihm verursachte Verunreinigungen auf seine Kosten zu beseitigen. Stellt sich nach Beendigung der Mietzeit heraus, daß Verunreinigungen des Bodens oder des Grundwassers vom Mieter nachweislich verursacht wurden, so ist der Vermieter berechtigt, die Beseitigung dieser Verunreinigungen auf Kosten des Mieters vornehmen zu lassen. Bezüglich des Nachweises (Erstellung von Sachverständigengutachten o.ä.) werden sich Vermieter und Mieter abstimmen.

11.

Konkurrenzschutzausschluss

Konkurrenzschutz wird vom Vermieter nicht gewährt.

12.

Untervermietung, Gesellschafterwechsel

Die Untervermietung oder Gebrauchsüberlassung an Dritte ist nur mit vorheriger, schriftlicher Zustimmung des Vermieters zulässig. Diese darf der Vermieter nur aus wichtigem Grund verweigern. Ein wichtiger Grund besteht neben der Einhaltung des Nutzungszwecks gem. Ziff. 1.3 nur darin, dass der betreffende Untermieter wirtschaftlich nicht in der Lage ist, seine vertraglichen Pflichten zu erfüllen oder dass aufgrund von Tatsachen begründete Bedenken bestehen, dass die Untervermietung eine Gefährdung der Sicherheit und Ordnung für das „Life Science Center Düsseldorf” bedeuten oder das Ansehen des „Life Science Centers Düsseldorf” beeinträchtigen würde. Das Bestehen eines direkten oder indirekten Wettbewerbsverhältnisses mit dem Vermieter oder einem anderen Mieter im „Life Science Center Düsseldorf” stellt keinen wichtigen Grund dar.

In jedem Fall der Untervermietung oder Gebrauchsüberlassung tritt der Mieter hiermit seine sämtlichen daraus resultierenden Forderungen gegen den Untermieter oder Dritten, insbesondere auf Zahlung des Untermietzinses, an den Vermieter sicherungshalber ab. Der Vermieter nimmt die Abtretung an.

13.

Beendigung des Mietverhältnisses

13.1	Der Mieter ist verpflichtet, den Mietgegenstand sowie das Zubehör am letzten

Tag des Mietverhältnisses entsprechend dem Zustand des Objektes bei Mietbeginn bzw. in dem nach 7.1 vereinbarten Zustand und gemäß dem in der Ausstattungsbeschreibung/Raumbuch festgelegten Objektzustand zurückzugeben. Ist der Mieter seiner Instandhaltungs- und/oder Instandsetzungslast (s.o. § 6.4) nicht nachgekommen, hat er dies vor Beendigung des Mietverhältnisses nachzuholen.

Um- und Einbauten, denen der Vermieter nicht zugestimmt hat, sowie Reklameanlagen, Werbeschilder und Verkabelungen sind zu entfernen und der ursprüngliche Zustand gemäß Baubeschreibung bzw. Vereinbarung nach 7.1 ist wiederherzustellen. Die dadurch entstehenden Kosten trägt der Mieter. Sonstige Um- und Einbauten können im Objekt verbleiben. Über den Zustand des Objektes wird bei der Rückgabe ein Abnahmeprotokoll angefertigt.

13.2.	Beim Auszug muss der Mieter alle, auch von ihm selbst angefertigte Schlüssel zurückgeben. Anderenfalls ist der Vermieter berechtigt, auf Kosten des Mieters neue Schlösser einbauen zu lassen.

13.3	Endet das Mietverhältnis durch außerordentliche Kündigung des Vermieters, so haftet der Mieter auch für den Schaden, den der Vermieter dadurch erleidet, dass der Mietgegenstand nach Räumung und Rückgabe durch den Mieter leer steht oder billiger vermietet werden muss (Mietausfallschaden). Für die Berechnung des Mietausfallschadens ist der Mietzins zugrunde zu legen, den der Mieter im Falle des Fortbestehens des Mietverhältnisses zu zahlen hätte.

13.4	Wechselt der Vermieter durch Veräusserung des Mietobjektes, wird § 566 Abs. 2 BGB ausdrücklich abbedungen, der Vermieter haftet also nicht als Bürge, wenn ein Erwerber seine Verpflichtungen aus dem Mietvertrag gegenüber dem Mieter nicht erfüllt.

14.

Salvatorische Klausel

Sind oder werden einzelne Bestimmungen dieses Vertrages unwirksam oder stellt sich zu einem späteren Zeitpunkt eine Lücke im Vertrag heraus, wird dadurch die Gültigkeit der übrigen Bestimmungen nicht berührt, wenn nicht das Mietrecht selbst und die Mietzinsvereinbarung von der Ungültigkeit betroffen sind.

Anstelle der unwirksamen Bestimmungen oder zur Ausfüllung der Lücke gilt dann eine angemessene Regelung, die dem am nächsten kommt, was die Vertragsparteien gewollt haben oder nach Sinn und Zweck des Vertrages gewollt hätten, wenn sie den Punkt bedacht hätten.

15.

Erfüllungsort, Gerichtsstand

15.1	Erfüllungsort und Gerichtsstand ist Düsseldorf.

15.2	Dieser Mietvertrag wurde doppelt ausgefertigt und unterschrieben. Jede Vertragspartei hat ein Exemplar (unter Einschluß der in dem Mietvertrag bezeichneten Anlagen) an sich genommen.

Anlagen:

Anlage 1:	Grundrisspläne Mietfläche 1. und 2. Bauabscnitt
Anlage 2:	Ausstattungsbeschreibung des Vermieters
Anlage 3:	Schnittstellenkatalog des Vermieters
Anlage 4:	Raumbuch
Anlage 5:	Muster Bankbürgschaft

Düsseldorf, den 07-12-06	Düsseldorf, den 07-12-06
Vermieter	Mieter

/s/ Oliver Hasenkamp	/s/ Christian Schetter
GED mbH	Coley Pharmaceutical GmbH